Exhibit 10.3

DEL MONTE FOODS COMPANY

PERFORMANCE ACCELERATED RESTRICTED STOCK

AGREEMENT

This agreement (the “Agreement”) contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), on behalf of Del Monte Foods Company (“Company”) has granted to you,                      (the “Participant”), as of [DATE], and pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan (the “Plan”), units representing the Common Stock of the Company known as “Performance Accelerated Restricted Stock” (“PARS”), in order to encourage you to continue in the Company’s employment and contribute to its growth and success.

1. Grant of PARS. The PARS grant consists of units representing                      shares of the Common Stock of the Company, which the Company has issued to the Participant as of the date hereof as a separate incentive in connection with his or her service to the Company and not in lieu of any salary or other compensation for his or her services. The PARS also shall include any new, additional, or different securities or units representing such securities the Participant may become entitled to receive with respect to such PARS by virtue of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock, or the payment of a stock dividend (but only on shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, or any change in the capitalization of the Company pursuant to Section 10(b) of the Plan, or by virtue of any Change of Control or other transaction pursuant to Section 10(c) of the Plan. The PARS shall be subject to the Restrictions pursuant to Section 3 of this Agreement.

2. Participant’s Account; Certain Rights in Respect of PARS.

(a) The PARS granted to the Participant shall be entered into an account in the Participant’s name. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of a Participant pursuant to this Agreement.

(b) During the period before the release of the Restrictions on the PARS as provided in Section 4, the Participant shall have no voting rights in respect of the PARS.

(c) Dividend equivalents will be credited in the form of additional PARS to the Participant’s account, based on the Fair Market Value of Common Stock on the date the dividend is issued.

3. Restrictions. Prior to their release from the Restrictions as provided in Section 4, all PARS held for or in respect of the Participant, and the shares of Common Stock that such PARS represent, may not be assigned, transferred, or otherwise encumbered or disposed of by the Participant.

4. Release of PARS from Restrictions.

(a) Subject to the provisions of paragraph (d) of this Section 4, the Restrictions shall cease to apply to the PARS granted under this Agreement on [DATE], or upon the earlier occurrence of a Change of Control or the death or Disability of the Participant; provided, however, that release of the PARS from the Restrictions shall be accelerated as provided in paragraphs (b) and (c) of this Section 4. Upon the release of the PARS from the Restrictions (except if receipt of the PARS is deferred as provided in Section 5), the Participant shall be paid the value of his or her account in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

(b) The Committee, in its sole discretion, shall define a peer group of companies (the “Comparator Group”), either within or without the Company’s industry, against which the Company’s Total Stockholder Return (“TSR”) will be compared. The Comparator Group shall be identified as soon as practicable after the date of this Agreement and may be changed by the Committee from time to time. Any adjustment to the TSR calculation to account for changes in the Comparator Group, including changes in the capitalization of Comparator Group companies (due to stock splits, mergers, spin-offs, etc.), will be made at the sole discretion of the Committee. If the Company achieves the designated TSR targets, the Restrictions shall cease to apply to the PARS at the end of the last day of the applicable fiscal year of the Company, according to the following schedule:

Accelerated Vesting Schedule for TSR Targets

Target	Achievement Date	Percent of PARS Released from Restrictions as of Achievement Date
Company TSR ≥ 75th percentile of Comparator Group	Target must be achieved as of fiscal year end [YEAR]	100%

Company TSR ≥ 55th percentile of Comparator Group	Target must be achieved as of fiscal year end [YEAR]	100%

The Committee shall have sole discretion to determine whether the TSR targets have been achieved and whether the Restrictions shall be released from the PARS. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Participant.

(c) In the case of the Participant’s Retirement prior to the time at which the PARS otherwise would be released from the Restrictions pursuant to paragraphs (a) or (b) of this Section 4, the Restrictions shall cease to apply on a pro-rata basis pursuant to the Company’s pro-rata vesting policy in effect at the time of Retirement.

(d) Upon the termination of the Participant’s employment for any reason other than the Participant’s death, Disability or Retirement, any PARS that remain subject to the Restrictions at such time shall be forfeited by the Participant to the Company; provided that, for

Participants covered under the Executive Severance Plan or who are parties to an employment agreement with the Company or a Subsidiary of the Company, in the case of termination of employment without Cause as defined therein (or, for executives with employment agreements, resignation for Good Reason as defined therein), the Restrictions shall cease to apply on a pro-rata basis pursuant to the Company’s pro-rata vesting policy in effect at the time of such termination or resignation.

(e) Notwithstanding any other provision in this Section 4, if the PARS is subject to Code Section 409A and a Participant is a “specified employee”, as determined under Internal Revenue Code Section 409A(a)(2)(B)(i) with respect to the Company and its affiliates, and the release of Restrictions is made on account of the Participant’s Retirement, Termination of Employment or Disability, the date of payment shall be delayed to a date that is six months after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

5. Deferral. The Committee has the right to determine, in its sole discretion, whether and in what manner Participants shall be permitted to elect to defer the receipt of a distribution of Common Stock in respect of the PARS under a deferral plan of the Company, in which case the PARS would remain as stock equivalent units in the Participant’s account. Stock equivalent units held in the Participant’s account pursuant to this Section 5 shall accrue dividend equivalents that will be credited in the form of additional stock equivalent units to the Participant’s account, based on the Fair Market Value of Common Stock on the date the dividend is issued. At the end of the deferral period, all stock equivalent units will be converted and distributed to the Participant in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

6. Designation of Beneficiary. The Participant may designate a beneficiary or beneficiaries to whom, along with all other grants or awards made to the Participant under the Plan, the Common Stock that is distributed on account of the PARS that become vested at the Participant’s death shall be transferred. A Participant shall designate his or her beneficiary by executing the “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and returning it to the Corporate Secretary. Any form so submitted shall replace, in respect of all grants or awards made to the Participant under the Plan, any previous version of the same form the Participant may have submitted to the Corporate Secretary. A Participant shall have the right to change his or her beneficiary from time to time by executing a subsequent “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and otherwise complying with the terms of such form and the Committee’s rules and procedures, as in effect from time to time. The Committee shall be entitled to rely on the last “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” submitted by the Participant, and accepted by the Corporate Secretary, prior to such Participant’s death. In the absence of such designation of beneficiary, Common Stock that is distributed on account of PARS that become vested at the Participant’s death will be transferred to the Participant’s surviving spouse, or if none, to the Participant’s estate. If the Committee has any doubt as to the proper beneficiary, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7. Taxes. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the vesting of any PARS or the distribution of Common Stock on account of the vesting of any PARS, including, but not limited to, withholding shares of Common Stock granted under this Agreement equal in value to such withholding taxes, deducting the amount of such withholding taxes from any other amount then or thereafter payable to the Participant, or requiring the Participant or the beneficiary or legal representative of the Participant to pay in cash to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations. In addition, if any PARS becomes subject to the FICA tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) or income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount and to pay the additional income tax at source on wages attributable to the pyramiding of Code Section 3401 wages and taxes prior to the release of the Restrictions, the Company may lift Restrictions and use the minimum PARS necessary to pay such taxes on behalf of the Participant. Further, in the event any PARS are subject to Code Section 409A and fail to meet the requirements of that section, the Company may release Restrictions on PARS having a value not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder.

8. No Special Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service with the Company, or any right to receive any other grant, bonus, or other award.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Corporate Secretary, at One Market @ the Landmark, San Francisco, CA 94105, or at such other address as the Company may hereafter designate in writing.

10. Other Benefits. The benefits provided to the Participant pursuant to this Agreement are in addition to any other benefits available to such Participant under any other plan or program of the Company. The Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

11. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.

13. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company, and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement. In the event that the PARS, or any deferral thereof under Section 5, becomes, or could become but for this Section 13, subject to Code Section 409A, the Committee may unilaterally amend the PARS in any manner permitted under Code Section 409A to eliminate or reduce any excise tax, including any change to the form, timing and conditions of payment as permitted by law.

14. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

15. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16. Definitions. For purposes of this Agreement, words and phrases bearing initial capital letters shall have the meanings assigned in the Plan, and the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a) “Restrictions” means those restrictions on the PARS set forth in Section 3.

(b) “Total Stockholder Return” means, for any stock of a Comparator Group company, the number determined by (1) subtracting the average of the closing prices or, for days on which no trading occurred, the last bid prices for each business day during a specified calendar month on the stock’s principal exchange or national over-the-counter market quotation system (the “Average Closing Price”) from the sum of (x) the Average Closing Price of that stock for a subsequent specified calendar month (adjusted for stock splits, recapitalizations, or similar events) and (y) all dividends paid between the first day of the first specified month and the last day of the second specified calendar month and (2) dividing the result obtained in step (1) by the Average Closing Price for the first specified calendar month.

DEL MONTE FOODS COMPANY		PARTICIPANT

By:
Title:	Vice President, Human Resources	EMPLOYEE NAME

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